                                                                   EXHIBIT 10.10


                             AGREEMENT FOR SERVICES

This Agreement is made this 6th day of October, 1999, by and between Telamon-IMS Inc., a corporation duly organized and existing under the laws of the State of Indiana and having its principal place of business at 1000 E. 116th Street, Carmel, Indiana 46032 ("Contractor"), and Telocity Corporation (including its affiliates and subsidiaries), a corporation duly organized and existing under the laws of the State of California and having its principal place of business at 10355 N. De Anza Boulevard, Cupertino, California, 95014-2027 ("Customer").

In consideration of the promises, mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, Customer and Contractor agree as follows:

1.       TERM

This Agreement shall commence on October 15th, 1999, and expire on April 15th, 2000, (the "Initial Term") and shall continue in such full force and effect for successive periods of one year thereafter unless terminated by either party by giving notice in writing by registered mail at least 30 days prior to the expiration of any such yearly period. The parties may extend the Initial Term by executing a separate written agreement of extension prior to the expiration of the Initial Term.

2.       TERMINATION OF AGREEMENT FOR CONVENIENCE

2.1 Either party shall, in addition to its rights to cancel this Agreement for default, have the right for its convenience to terminate this agreement without cause during the Initial Term or any extension thereof by giving the other party at least ninety (90) days written notice of termination specifying the extent to which the Agreement is terminated and the date upon such termination becomes effective.

2.2      Upon notice of termination:

         2.2.1 Contractor shall stop work under the Agreement on the date and to the extent specified;

         2.2.2 Both parties shall place no further contracts except as may be necessary for completing such portions of the Agreement as have not been terminated;

         2.2.3 Both parties shall take all reasonable efforts to terminate any contracts with third parties that relate to the portions of this Agreement that have been terminated to the extent they can do so without breaching those third-party agreements; and



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

         2.2.4 Contractor shall take such action as may be necessary to protect and preserve the property related to the Services which is in Contractor's possession and which was provided by Customer.

2.3 Termination of this Agreement shall not affect either Customer's or Contractor's pre-termination obligations hereunder and shall be without prejudice to enforcement of any discharged obligations existing at the time of termination.

2.4 Neither party shall be liable for damages, loss, anticipated profit, or unabsorbed indirect costs of overheads or any other losses or claims whatsoever on account of or arising out of termination of this Agreement for convenience.

3.       SCOPE OF SERVICES

The description of the Services, together with the location(s), time(s) of performance, and Performance Standards are described in the attached Service Schedule made a part hereof by this reference. Services shall be performed upon such terms as set forth in the Service Schedule(s) and this Agreement unless expressly modified or amended in writing by the parties.

4.       SERVICE FEE

As consideration for Contractor's performance of the Services, Customer agrees to pay Contractor the Service Fee(s) set forth in the Service Schedule(s). The Service Fee shall constitute the total financial obligation of Customer to Contractor.

5.       INVOICES AND PAYMENTS

Contractor shall issue invoices in the format required by Customer within thirty
(30) days following the completion of the Services. Invoices for completed Services shall be paid within thirty (30) days following receipt of an invoice. All amounts past due over thirty (30) days shall bear interest from the due date until paid at the rate of two (2) percent per month or such lesser rate as may be the maximum permissible rate under applicable law.

6.       CANCELLATION OF AGREEMENT FOR DEFAULT

Should either party at any time (1) become the subject of bankruptcy proceedings not terminated within thirty (30) days of any filing, make a general assignment for the benefit of creditors, make or permit the appointment of a receiver for all or substantially all or its property, or (2) fail or refuse to prosecute its obligations hereunder diligently or perform any other requirement of this Agreement and not cure such failure within (30) days after written notice thereof from the other party, the other party shall have the right, at its election and without prejudice to any other remedies, to cancel this Agreement in whole or in part.

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7.       FURNISHING OF LABOR, TOOLS, EQUIPMENT AND MATERIAL

Contractor shall furnish, at its own expense, all labor, supervision, machinery, tools, equipment, fuel, power, materials, expandable supplies, transportation, licenses, permits, bonds and all other items, whether of the type described or not, that may required or appropriate in the performance of the Services covered by this Agreement except such items which may be specifically provided to be furnished by Customer. All materials, supplies, and other items purchased by Contractor shall be in Contractor's own name and account. Contractor shall be responsible for all freight and delivery, costs of materials, supplies, equipment, and other items on the work site and shall be responsible for intransit loss or damage.

8.       PROPRIETARY INFORMATION

All marketing information designated by either party as confidential, the Customer's list of customers, and technical information, specifications, drawings, documentation, methods and other proprietary information of any kind and description whatsoever disclosed by either party to the other under this Agreement, except insofar as such information is (i) in the public domain, (ii) established to have been independently developed and so documented by the other party or (iii) obtained by the other party from any person not in breach of confidentiality obligations to the disclosing party, is the exclusive property of the disclosing party (the "Proprietary Information"). Except as specifically authorized in writing by the disclosing party or as permitted hereunder, the nondisclosing party shall treat and protect the Proprietary Information as confidential, shall not reproduce the Proprietary Information except to the extent reasonably required for the performance of this Agreement, shall not divulge the Proprietary Information in whole or in part to any third parties, and shall use the Proprietary Information only for purposes necessary for the performance of this Agreement. This obligation shall survive the termination of this Agreement. Each party shall disclose the Proprietary Information only to those of its employees and agents who have a "need-to-know" the Proprietary Information for the purposes described herein after first making such employees or agents aware of the confidentiality obligation set forth above.

9.       INDEPENDENT CONTRACTOR

The parties represent that they are engaged in an independent business and will perform their obligations under this Agreement as an independent contractor and not as the agent or employee of the other party. Each party is solely responsible for its acts and those of its personnel. Each party has and retains the right to exercise full control of and supervision over the employment, direction, compensation and discharge of all personnel assisting in the performance of its obligations. Each is solely responsible for

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compensation to its personnel and each party shall comply with workers'
compensation, unemployment, disability applicable federal, state and local laws, rules and regulations.

10.      INDEMNITY

10.1 Each party hereto shall indemnify and save the other harmless from any liabilities, claims or demands (including the costs, expenses and reasonable attorney's fees on account thereof) that may be made by anyone for personal injuries, including death, or damage to tangible property, including theft, resulting from the negligence and/or willful misconduct of that party, its employees and agents. Each party shall defend the other at the other's request against any such liability, claim or demand. Each party shall notify the other promptly of written claims or demands against such party of which the other party is responsible hereunder.

10.2 Customer shall indemnify Contractor for any loss, damage, expense or liability including, without limitation, court costs and attorney's fees that may result by reason of any infringement or claim of infringement of any patent, trademark, copyright, trade secret or other property right relating to Service furnished pursuant to this Agreement. Customer shall defend and/or settle at its own expense any action brought against Contractor to the extent that it is based on a claim that Service furnished by Contractor pursuant to this Agreement infringe any patent, trademark, copyright, trade secret or other proprietary right.

11.      ADVERTISING

No identification of Contractor, references to Contractor or third parties or references to Contractor's name, marks, codes, drawings or specifications will be used in any of Customer's advertising or promotional efforts in reference to providing Services hereunder without Contractor's prior written permission. Customer shall indemnify Contractor and any third parties against any claim arising out of Customer's failure to do so.

12.      TIME OF PERFORMANCE

Contractor shall use its best effort in performing the services in accordance with the schedule described in the scope of service.

13.      FORCE MAJEURE

If the performance of any obligation under this Agreement is interfered with by reason of any circumstances beyond the reasonable control of the party affected, including, without limitation, fire explosion, power failure, acts of God, war, revolution, civil commotion, delays of the other party in the performance of any of its obligations hereunder, delays of subcontractor or suppliers, unavailability of sources of energy, acts of the public enemy,

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or any law, order, regulation, ordinance or requirement of any government or legal body, and labor difficulties, including without limitation, strikes, slowdown ?????????? boycotts; then the party affected shall be excused from such performance for period equal to the delay resulting from any such causes and such additional period as may be reasonably necessary to allow the party to resume its obligations, (and the other party shall likewise be excused from performance of its obligations to the extent such party's obligations relate to the performance so interfered with). The party so affected shall make reasonable efforts to remove such causes of nonperformance; provided, however, in the context of labor difficulties, that a party shall not be obligated to accede any demands being made by employees or other personnel. Notwithstanding the foregoing, if any such event occurs, either party may terminate this Agreement immediately unless the party suffering the event provides adequate assurance to the other that it will be able to resume performance of substantially all of its business activities within seven days of the event.

14.      GOVERNING LAW AND ARBITRATION

This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Indiana as to both substance and procedure. Venue shall lie in Indianapolis, Indiana, regarding the resolution of any disputes arising hereunder. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in the City of Indianapolis, Indiana, in accordance with the then-governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction.

15.      SEVERAL LIABILITY

The term Customer as used herein may be applicable to one or more parties and the singular shall include the plural. If there shall be more than one party referred to as Customer herein, then their original obligations and liabilities shall be several, not joint.

16.      NONWAIVER

Except as specifically provided for in a waiver signed by duly authorized representatives of Customer and Contractor, failure by either party at any time to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach or the right to require performance with respect thereto or to claim a breach with respect thereto.

17.      REMEDIES CUMULATIVE

The remedies provided herein shall be cumulative and in addition to any other remedies provided by law or equity.

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18.      AMENDMENTS

No change or modifications of any terms or conditions herein shall be valid or binding on either party unless made in writing and signed by an authorized representative of each party.

19.      NOTICES

Where written notices, demands, or other communications are required under this Agreement to be made in writing, they shall be deemed duly given when made in writing and delivered in hand, or upon receipt when properly addressed return-receipt-requested and delivered by the United States Postal Service or other delivery service to the following addresses:

CONTRACTOR:
Telocity
10355 N. De Anza Boulevard
Cupertino, California
           95014-2027

CUSTOMER:
Telamon Corporation
1000 East 116th Street
Carmel, IN
          46032

Addresses may be changed by written notice to the parties.

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



20.      ENTIRE AGREEMENT

This Agreement, together with all referenced attachments shall constitute the entire Agreement between the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior oral and written communications, agreements and understandings of the parties with respect to the subject of this Agreement.

If any of the provisions of this Agreement shall be adjudged invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render this Agreement unenforceable, but rather this Agreement shall be construed and enforced accordingly, provided that, in the event either party would not have entered into this Agreement without such provision, that party shall have the right to terminate this Agreement.

The parties intending to be legally bound have caused this Agreement to be executed by their duly authorized representatives on the dates set forth below.

TELAMON IMS CORPORATION


/s/ JAMES H. ROHRER                            /s/ KEVIN MENDELL
---------------------------------             ---------------------------------
(Authorized Signature)                        (Authorized Signature)

James H. Rohrer                               Kevin Mendel
---------------------------------             ---------------------------------
(Print or Type Name of Signatory)             (Print or Type Name of Signatory)

Customer Care Officer                         V.P. Marketing & Sales
---------------------------------             ---------------------------------
(Title)                                       (Title)

10/28/99                                      11/1/99
---------------------------------             ---------------------------------
(Execution Date)                              (Execution Date)

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


                            SERVICE SCHEDULE NO. ONE

PRE-SALES/SALES ADMINISTRATION

o        Answer all inbound telephone and email inquiries

o Provide product, service, and customer care information to prospective and signed Telocity customers

o        Track all calls in a Telamon database call log

o        Generate of a customer record through the Telocity web site

o Qualify the prospective customer's phone line for DSL service using a Telocity database

o        Sell Telocity products and services

o Complete all customer data fields to include but not limited to the customer's computer equipment, other telephony based systems such as security monitors, and the network interface device (NID)

o Triage customer to either a) modem only sale, or b) modem sale plus installation of equipment

o Process customer's charge using the generally accepted charge cards (conducted onsite at Telamon between November 1st and January 1, 2000 and thereafter through the Telocity web site).

o        Schedule shipment of the Telocity product

o        Schedule installation (if required)

o        Submit line activation order

o        Track submission of line activation order request

o Update database with line activation due date or rejection information (rejection criteria established by Telocity)

o If line activation is rejected, contact customer and inform. Cancel installation if scheduled. Process charge card credit. Cancel shipment of modem.

o        Process product warranty claims

FEES

             ITEM                                        FEE
-------------------------------            -------------------------------
Sales & General Information                [*]
Support Services
Dispatch
Credit Card Processing
Installation Database
Installation Database
Modifications/Technical
Assistance
Telephony Charges


[*] The Registrant has requested confidential treatment for certain portions of this exhibit. The omitted portions have been separately filed with the Commission.

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
NOTES:

1.       [*]

2. Installer help desk functions associated with Telocity's residential installations have been built into the "Telamon Installation Proposal".

3. Hours of operation: 7:00 am - 7:00 pm Monday thru Friday. Saturday 9:00 am 5:00 pm. The times designated will correspond to the Atlanta, Georgia time zone.

4. Telocity will provide Telamon with projected call volumes on the 30th of each month; these volumes will be for two months in advance. When such a report is received, Telamon will have 30 days to recruit, hire, and train new staff for the Telocity project.

SYSTEMS INTERFACE - TELAMON TO TELOCITY

A.       The interface mechanism and processes are to be determined.

B. Telamon proposes to download customer data in batch every two hours during normal business hours.

C. Telamon proposes to upload shipping data at most twice per day from Telamon to the Telocity OSS system.

D. Communication costs incurred by Telamon will be reimbursed by Telocity to Telamon upon approval by Telocity.

1.       ACCOUNT MANAGEMENT

         Telamon has assigned an Account Manager, Liz Holland, to act as the Single Point of Contact (SPOC) between Telocity and Telamon.

         Liz will:

         A. Assist Telocity staff in developing customer service processes and procedures;

         B. Understand the objectives of the business model and work to ensure that Telamon's resources are properly assigned to meet expectations;

         C. Communicate/meet with Telocity staff when planning new promotions or modifications to the web site;

         D. Monitor work activity and generate and provide reports to Telocity and Telamon personnel;

         E.  Generate any invoicing as defined by the agreement; and

         F. Field inquiries and complaints from Telocity. The AM will be responsible for providing a response to complaints within two business days of the complaint.

REPORTING

         Telamon will provide standard reports on business activity from this agreement to help Telocity to monitor certain business results.

         A. Submitted on a scheduled time interval as mutually agreed upon by Telocity and Telamon.


[*] The Registrant has requested confidential treatment for certain portions of this exhibit. The omitted portions have been separately filed with the Commission.

Installation

o Services, fees and schedules have been provided under separate cover "Wiring Installation Process and Requirements for Bell South ADSL Deployment" dated 9/15/99.
Excerpts from Telamon's installation proposal are included in the following paragraphs.

Installer Reporting

Telamon proposes to provide real time results reporting to support this project. The installer will input required information at the customer's location that will update the database essentially immediately. Telamon's program is password protected to insure the integrity of the information being reported. The format for this information can be tailored to the needs of Telocity. Alternatively, should Telocity require direct input to its database, this is certainly feasible. Telamon would only request that Telocity provide Telamon customer information on a daily basis. Such information is critical to the installers, our dispatch team and our installer help desk in assuring optimal service for the customer and minimizing redundancy of activity in the event of a failed install, repair or service call.

Recommended Installation Schedule

Telamon typically schedules installations at 8 am, 11 am, 1 p.m. and 3 p.m. daily, with a two-hour window to accomplish the installation. The installer arrives at the customer's location as an example, between 7 a.m. and 9 a.m. for the 8 a.m. installation, having obtained customer permission to arrive ahead of schedule.

Telamon's normal hours of operation for the installation team are 7 a.m. to 5 p.m. Scheduled installations, which occur after 5 p.m. and on Saturdays will be subject to an additional installation charge (to be negotiated).

Telamon maintains the following insurance limits, and will maintain them for the entire term of the contract:

         1. Commercial General Liability Insurance in an amount not less than two million dollars ($2,000,000) per occurrence for bodily injury or property damage;

         2. Employer's Liability Insurance in an amount not less than one million dollars ($1,000,000) per occurrence;

         3. Workers' Compensation Insurance in an amount not less than that prescribed by statutory limits;

         4. Commercial Automobile Liability Insurance applicable to bodily injury and property damage, covering owned, non-owned, leased and hired vehicles, in an amount not less than one million dollars ($1,000,000) per accident;

         5. Umbrella or Excess Liability Insurance with a combined single limit of no less than one million dollars ($1,000,000) per occurrence to apply over

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



                  Commercial General Liability, Employer's Liability, Workers' Compensation, and Commercial Automobile Liability Insurance.































                                                                              11


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Installer Help Desk

Telamon has an ADSL help desk capable of providing support for the installers. Our technicians are experienced in dealing with a range of issues including the following:

o ADSL help desk technicians are skilled in working with local exchange carriers to troubleshoot and resolve local loop issues, and can serve as the single point of contact between the carrier, the installers and end users. This allows the carrier to be certain that standardized troubleshooting procedures are being followed prior to their involvement and also insures that changes in troubleshooting procedures will be implemented immediately and pervasively.

o Telamon maintains an extensive technical knowledge base on the company intranet that provides help desk technicians with quick access to on-line reference material. The knowledge base is updated regularly to insure that the technicians are using the most current information in their troubleshooting procedures.

Additional

The final step of the installation is completion of the Customer Satisfaction survey. In Telamon's system, the installer will open the survey on the customer's computer enter his name, city, phone number and e-mail address. The installer will then request the customer take a few minutes to voluntarily complete the survey and forward to Telamon electronically. The web page will be set up to forward a record to Telamon even in the event a customer chooses not to fill out the survey. This assures Telamon that the installer is following the procedures outlined in the installation manual as well as providing feedback on the installer's performance.

INSTALLATION PRICING

     CATEGORY                       TERMS            PRICING($)    SPECIAL CONSIDERATIONS
----------------------------------------------------------------------------------------------------
Successful ADSL                   Not           Not Applicable
(splitterless install)        Applicable

ADSL and home alarm           30 days net            [*]           This is a more labor intensive
systems                                                            installation. The installer
                                                                   helpdesk labor is included in
                                                                   this price. Telephony access
                                                                   charges are separate pass through
                                                                   costs.
----------------------------------------------------------------------------------------------------
ADSL splitterless install     30 days net            [*]           The installer helpdesk labor is
with trouble ticket                                                included in this price. Telephony
                                                                   access charges are separate pass
                                                                   through costs.
----------------------------------------------------------------------------------------------------


[*] The Registrant has requested confidential treatment for certain portions of this exhibit. The omitted portions have been separately filed with the Commission.

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


----------------------------------------------------------------------------------------------------
Repair                        30 days net            $95           Under these circumstances Telamon
                                                                   anticipates the customer will be up
                                                                   and running for a period of time and
                                                                   then has problems that could not be
                                                                   resolved by the Telocity's technical
                                                                   helpdesk.
----------------------------------------------------------------------------------------------------

NOTE:

o Any equipment costs incurred by Telamon (such as splitters), which would be required to successfully complete an installation for and on behalf of Telocity, will be considered a reimbursable expense and passed through to Telocity with appropriate documentation.

o The following Installation Deployment Plan is based on Telocity's projected capacity to ramp up:

INSTALLATION DEPLOYMENT PLAN

CITY                 INSTALL DATE         CITY                INSTALL DATE
----                 -----------          ----                ------------
Atlanta              11/12/99             Augusta             11/29/99
Miami                11/12/99             Chattanooga         11/29/99
West Palm Beach      11/12/99
Ft. Lauderdale       11/12/99             Montgomery          12/6/99
Boca Raton           11/12/99             Columbia            12/6/99
Orlando              11/12/99             Louisville          12/6/99
Baton Rouge          11/12/99             Greensboro          12/6/99
New Orleans          11/12/99
Charlotte            11/12/99             Greenville          12/13/99
Daytona Beach        11/12/99             Huntsville          12/13/99
Knoxville            11/12/99             Charleston          12/13/99
Memphis              11/12/99
Nashville            11/12/99

Athens               11/22/99
Jacksonville         11/22/99
Birmingham           11/22/99
Gainesville          11/22/99
Pensacola            11/22/99
Raleigh              11/22/99
Lafayette            11/22/99
Jackson              11/22/99

o The Install Date is defined as: the date Telamon is prepared to install ADSL in the above cities.

o The attached "Sales vs. Installers" spreadsheet is for reference. This is Telocity's projected installation capacity.

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